Exhibit 99.1

Contacts:	Pamela Van Houten
Roche
(973) 562-2231

Robin Fastenau
Trimeris, Inc.
(919) 419-6050

Stephanie Lazor
Manning Selvage & Lee
(212) 468-3899

FUZEON® To Be Widely Available Through Specialty

and Retail Pharmacies in the U.S.

— Ample supply enables expanded distribution —

NUTLEY, N.J., and DURHAM, N.C. (April 14, 2004) – Roche and Trimeris (Nasdaq: TRMS) today announced that FUZEON® (enfuvirtide), the first and only fusion inhibitor available for the treatment of HIV, will now be available through retail and specialty pharmacies across the U.S. beginning on April 26. This development will afford enhanced and simplified access to FUZEON for patients and their healthcare providers.

To ensure that patients would have an uninterrupted supply at the time of its launch, FUZEON was previously available only through a Progressive Distribution Program utilizing Chronimed Inc. Because the objectives of the program have been met, full distribution to retail and specialty pharmacies is now possible. Physicians can write prescriptions for FUZEON from their own prescription pads and patients can get their FUZEON from the pharmacy of their choice, including Chronimed. Reimbursement processing is now being handled through dispensing pharmacies, with additional support from the Roche ASSIST Program, which provides reimbursement support to physicians and patients.

“FUZEON is an important HIV therapeutic that has made significant difference in the lives of many treatment-experienced patients. Today’s action will simplify the FUZEON prescribing process, and improve convenience for patients, who will be able to fill FUZEON prescriptions in the manner they choose,” said Gary Zieziula, Vice President, Commercial Operations, Roche. “In addition, we are pleased that private insurers and public programs continue to recognize the importance of providing access to FUZEON for treatment-experienced HIV patients.”

Reimbursement for FUZEON

Roche and Trimeris also announced progress in securing reimbursement by private insurers and public programs, including state AIDS Drug Assistance Programs (ADAPs) and Medicaid. Almost all private insurers throughout the U.S. are covering FUZEON. Significant progress has also been made in coverage of FUZEON by public payors, with all state and territorial Medicaid programs, and 37 ADAPs, providing coverage for FUZEON.

“Though ours is one of many state AIDS Drug Assistance Programs across the U.S. that has faced a severe funding shortfall for several years, our goal is to provide access to the broad range of anti-HIV drugs to patients who depend on the program to maintain their health. We determined that treatment-experienced HIV patients in Florida should be provided access to FUZEON,” said David Poole, Director, HIV/AIDS care programs in Florida.

For more information about FUZEON, physicians and patients can call the FUZEON Answer Center at 1-877-4 FUZEON (1-877-438-9366) or visit www.fuzeon.com.

Facts About FUZEON

FUZEON was granted accelerated approval on the basis of 24-week data by the U.S. Food and Drug Administration in March 2003, and is also approved in the European Union, Switzerland and Canada. FUZEON leads the first class of anti-HIV drugs with a unique mechanism of action to be introduced in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON.

FUZEON (enfuvirtide) in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks’ duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral-naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. In two controlled Phase III studies at 24 weeks, TORO 1 and TORO 2, 98 percent of patients had at least one local injection site reaction. Signs/symptoms may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis. Nine percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (26.8%), nausea (20.1%) and fatigue (16.1%). These events were seen at a lower incidence than in patients receiving an optimized background regimen without FUZEON: diarrhea (33.5%), nausea (23.7%) and fatigue (17.4%). This list of side effects is not complete because FUZEON is still being studied.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche

Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals and diagnostics. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C.

For more information on the Roche pharmaceuticals business in the United States, visit the company’s Web site at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON(R), approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “anticipate”, “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

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